EXHIBIT 99.1
               Press Release dated April 22, 2003
NEWS.....
April 22, 2003, FOR IMMEDIATE RELEASE  Contact:Robert S. Merritt (813)282-1225

                       OUTBACK STEAKHOUSE, INC.
                     REPORTS FIRST QUARTER RESULTS

  Tampa, Florida, April 22 --- Outback Steakhouse, Inc. (NYSE-OSI) today reported that net income for the three months ended
March  31,  2003  was  $45,067,000,  equal  to  $0.58  per  share
(diluted), compared with net income of $36,963,000 or $0.46 per share (diluted), after the cumulative effect of a change in accounting principle of $4,422,000 (net of taxes), for the same period in 2002. Income before giving effect to the change in accounting principle was $41,385,000 or $0.52 per share (diluted) for the three months ended March 31, 2002. Revenues for the
quarter  increased  by  12.6%  to  $651,678,000,  compared   with
$578,989,000 during the same quarter last year. System-wide sales grew by 10.8%, to $793,000,000, during the quarter as compared with the same quarter in 2002.

     The Company said that first quarter results were aided by lower food costs but hurt by a spike in natural gas prices that occurred during the quarter. Higher natural gas prices increased first quarter restaurant operating expenses by approximately $1.1 million.

     The Company also reported that comparable store sales for the first quarter of 2003 increased by approximately 1.2% for domestic Outback Steakhouses and decreased by approximately 1.1% for domestic Carrabba's Italian Grills, compared with the first quarter of 2002. Average unit volumes increased by approximately 1.2% for all domestic Outback Steakhouses and decreased by approximately 3.6% for all domestic Carrabba's Italian Grills, compared with the first quarter of 2002.

     The Company will conduct a conference call today, Tuesday, April 22, 2003 at 4:30 p.m. Eastern Daylight Savings Time, to discuss its financial results for the quarter ended March 31, 2003. The discussion will be carried live on the Internet and can be accessed via the Company's web site at www.outback.com under the Investor Relations tab. Replay of the conference call via the Internet will be available at this location for two weeks.

     The Company operates 795 Outback Steakhouses, 127 Carrabba's Italian Grills, 18 Fleming's Prime Steakhouse and Wine Bars, 17 Roy's, 19 Bonefish Grills, one Lee Roy Selmon's and one Cheeseburger in Paradise in 50 states and 21 countries internationally. More...

                       OUTBACK STEAKHOUSE, INC.
                       STATEMENTS OF OPERATIONS
             (in thousands, except for per share data)

                                          THREE MONTHS ENDED
                                               MARCH 31,
                                             2003         2002
REVENUES                                    -------     -------
Restaurant sales........................ $  646,672  $  574,555
Other revenues..........................      5,006       4,434
                                            -------     -------
  Total revenues........................    651,678     578,989
COSTS AND EXPENSES:                         -------     -------
  Cost of sales.........................    232,831     214,808
  Labor & other related.................    158,950     138,302
  Other restaurant operating............    135,004     114,049
  Depreciation and amortization.........     20,574      17,938
  General & administrative..............     22,496      21,129
  (Income) from operations
    of unconsolidated affiliates........     (1,306)     (1,552)
                                            -------     -------
     Total costs and expenses...........    568,549     504,674
                                            -------     -------
INCOME FROM OPERATIONS..................     83,129      74,315
OTHER INCOME (EXPENSE), NET.............       (943)       (317)
INTEREST INCOME (EXPENSE), NET..........        189         236
                                            -------     -------
INCOME BEFORE ELIMINATION OF
  MINORITY PARTNERS' INTEREST
  AND INCOME TAXES......................     82,375      74,234
ELIMINATION OF MINORITY
  PARTNERS' INTEREST....................     12,827      10,368
                                            -------     -------
INCOME BEFORE PROVISION FOR
  INCOME TAXES..........................     69,548      63,866
PROVISION FOR INCOME TAXES..............     24,481      22,481
                                            -------     -------
INCOME BEFORE CUMULATIVE EFFECT OF
  A CHANGE IN ACCOUNTING PRINCIPLE......     45,067      41,385
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE (NET) ...........          -      (4,422)
                                            -------     -------
NET INCOME.............................. $   45,067  $   36,963
                                            -------     -------
BASIC EARNINGS PER SHARE
Income before accounting change......... $     0.59  $     0.54
Cumulative effect of accounting change..          -       (0.06)
                                            -------     -------
Net income.............................. $     0.59  $     0.48
                                            -------     -------
BASIC WEIGHTED SHARES OUTSTANDING.......     75,755      77,078
                                            -------     -------
DILUTED EARNINGS PER SHARE
Income before accounting change......... $     0.58  $     0.52
Cumulative effect of accounting change..          -       (0.06)
                                            -------     -------
Net income.............................. $     0.58  $     0.46
                                            -------     -------
DILUTED WEIGHTED SHARES OUTSTANDING.....     78,215      80,039
                                            =======     =======

                                          THREE MONTHS ENDED
                                               MARCH 31,
SYSTEM-WIDE RESTAURANT SALES                 2003        2002
Outback Steakhouses                         -------     -------
  Company-owned......................... $  526,000  $  486,000
  Domestic franchised and development
    joint venture.......................     96,000      93,000
  International franchised and
    development joint venture...........     24,000      23,000
                                            -------     -------
     Total..............................    646,000     602,000
                                            -------     -------
Carrabba's Italian Grills
  Company-owned.........................     76,000      62,000
  Development joint venture ............     22,000      22,000
                                            -------     -------
      Total.............................     98,000      84,000
                                            -------     -------
Other
  Company-owned.........................     45,000      27,000
  Franchised and development joint venture    4,000       3,000
                                            -------     -------
      Total.............................     49,000      30,000
                                            -------     -------
System-wide total....................... $  793,000  $  716,000
                                            =======     =======

RESTAURANTS IN OPERATION AS OF MARCH 31:      2003        2002
Outback Steakhouses                         -------     -------
  Company-owned ........................        622         581
  Domestic franchised and development
    joint venture ......................        118         116
  International franchised and
    development joint venture...........         55          49
                                            -------     -------
     Total..............................        795         746
                                            -------     -------
Carrabba's Italian Grills
  Company-owned.........................         98          77
  Development joint venture.............         29          28
                                            -------     -------
     Total. ............................        127         105
                                            -------     -------
Fleming's Prime Steakhouse and Wine Bars
  Company-owned.........................         18          13
                                            -------     -------
Roy's
  Company-owned.........................         15          12
  Franchised and development joint venture        2           2
                                            -------     -------
     Total. ............................         17          14
                                            -------     -------
Lee Roy Selmon's
  Company-owned ........................          1           1
                                            -------     -------
Bonefish Grill
  Company-owned.........................         15           4
  Development joint venture.............          4           1
                                            -------     -------
     Total. ............................         19           5
                                            -------     -------
Cheeseburger in Paradise
  Company-owned.........................          1           -
                                            -------     -------
System-wide total.......................        978         884
                                            =======     =======